UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 3)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

MATCH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37636 (Commission File Number)	26-4278917 (IRS Employer Identification No.)

8750 North Central Expressway, Suite 1400
Dallas, TX 75231
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 576-9352

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 2, 2017, Match Group, Inc. (“Match Group”) filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (as previously amended by the first and second amendments to the original report filed on October 5, 2017, and December 7, 2017, respectively, the “Original 8-K”) reporting that Amanda W. Ginsberg was appointed Chief Executive Officer of the Company. This third amendment further amends the Original 8-K to include the below information regarding Ms. Ginsberg’s employment agreement.
On July 20, 2018, Ms. Ginsberg entered into an employment agreement with Match Group.   A summary of the key terms of Ms. Ginsberg’s arrangement is set forth below.
Term:  The agreement provides for an initial term of two years from the effective date (December 5, 2017) and provides for automatic renewals for successive one year terms absent written notice from Match Group or Ms. Ginsberg 90 days prior to the expiration of the then-current term.
Compensation:  Ms. Ginsberg will receive an annual base salary of $750,000 effective as of December 5, 2017, subject to increases from time to time in Match Group’s discretion. Taking this into account, Ms. Ginsberg's salary and total compensation for 2017, as reported in the Summary Compensation Table included in Match Group's definitive proxy statement filed with the SEC on April 30, 2018, would be $517,808 and $11,681,028, respectively. Ms. Ginsberg will also be eligible for discretionary annual bonuses and equity awards.
Severance:  Upon a termination of Ms. Ginsberg’s employment by Match Group without “cause” (and other than by reason of death or disability), or Ms. Ginsberg’s resignation for “good reason”, subject to the execution and non-revocation of a release and compliance with the restrictive covenants set forth below: (i) Ms. Ginsberg will be entitled to salary continuation through the later of (x) the expiration of the then-current term and (y) 12 months (the longer of (x) and (y), the “Severance Period”), subject to offset, (ii) all Match Group equity awards and equity awards issued by any Match Group subsidiary that are outstanding on the date of termination and that would have vested through the first anniversary of her date of termination will vest on the termination date, and (iii) during the Severance Period (but ceasing once equivalent employer-paid coverage is otherwise available to her), Ms. Ginsberg will be entitled to continued coverage under Match Group’s group health plan or monthly payments necessary to cover the premiums for continued coverage under Match Group’s plans through COBRA, which payments will be grossed up for applicable taxes.  Upon a termination of Ms. Ginsberg’s employment for any reason other than for cause, all vested stock options will remain exercisable for 18 months following the termination date. In addition, upon a termination of Ms. Ginsberg’s employment due to her death, all Match Group equity awards and equity awards issued by any Match Group subsidiary that are outstanding on the termination date and that would have vested through the first anniversary of the date of termination will vest upon her death.

Restrictive Covenants:  Pursuant to her agreement, Ms. Ginsberg is bound by a covenant not to compete with Match Group during the term of her employment and for 12 months thereafter and by covenants not to solicit Match Group’s employees or business partners during the term of her employment and for 12 months thereafter.  In addition, Ms. Ginsberg has agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.
The above summary is qualified in its entirety by reference to Ms. Ginsberg’s employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Amanda W. Ginsberg and Match Group, Inc., dated as of July 20, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

By:	/s/ Jared F. Sine
Jared F. Sine
General Counsel and Secretary

Date: July 26, 2018

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Employment Agreement between Amanda W. Ginsberg and Match Group, Inc., dated as of July 20, 2018